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                           CONECTIV SERVICES II, INC.

                                     B.43.1

                          CERTIFICATE OF INCORPORATION
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                          CERTIFICATE OF INCORPORATION
                                       OF
                          CONECTIV SERVICES II, INC.


      FIRST:  The name of the Corporation is Conectiv Services II, Inc.

      SECOND: The registered office of Conectiv Services II, Inc. in the State of Delaware is located at 800 King Street, Wilmington, County of New Castle, 19801, and its registered agent shall be Conectiv Resource Partners, Inc., c/o Legal Department.

      THIRD: The purpose of the Corporation and the nature and objects of the business to be transacted, promoted, conducted or carried out are:


                           To engage in any lawful act or
                           activity for which corporations
                           may be organized under the General
                           Corporation Law of the State of
                           Delaware.

      FOURTH: The total number of shares of stock that the Corporation shall be authorized to issue is One Thousand (1,000) shares of Common Stock having a par value of One Dollar ($1.00) per share.

      FIFTH: The name and mailing address of the Incorporator of the Corporation is:

                Name                              Address
                ----                              -------

           Diana C. DeAngelis               P.O. Box 231
                                            Wilmington, DE 19899

      SIXTH: The names and mailing addresses of the directors who shall serve until the first annual meeting of stockholders or until their successors are elected and qualify are:

                Name                              Address
                ----                              -------

            Howard E. Cosgrove            P.O. Box 231
                                          Wilmington, DE 19899

            John C. van Roden, Jr.        P.O. Box 231
                                          Wilmington, DE 19899

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
            Peter F. Clark                P.O. Box 231
                                          Wilmington, DE 19899

      SEVENTH: The Board of Directors may make, add to, delete from, alter and repeal any By-law of the Corporation.

      EIGHTH: No director of the Corporation shall be personally liable to the Corporation for monetary damages for breach of fiduciary duty by such director; provided, however, that this Article EIGHTH shall not eliminate or limit the liability of a director to the extent provided by law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. The Corporation shall indemnify its directors, officers, employees and agents against expenses, judgment, fines and amounts paid in settlement actually and reasonably incurred by them by reason of their serving in such capacity to the fullest extent permitted by the Delaware General Corporation Law.

      I, the undersigned, being the Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate of Incorporation, hereby declaring and certifying that this is my act and deed and that the facts herein stated are true and accordingly have hereunto set my hand and seal this 9th day of August, 2000.

                                       ________________________________
                                       Diana C. DeAngelis